Exhibit (n)(6) under Form N-1A
Exhibit 99 under Item 601/Reg.S-K
INSTITUTIONAL SHARES EXHIBIT
TO
MULTIPLE CLASS PLAN
(REVISED 12/1/09)

1.           SEPARATE ARRANGEMENT AND EXPENSE ALLOCATION

For purposes of Rule 18f-3 under the Act, the basic distribution and shareholder servicing arrangement of the Institutional Shares will consist of

(i)	with respect to money market funds, sales and shareholder servicing by financial intermediaries; and

(ii)	with respect to fluctuating NAV funds, sales and shareholder servicing by financial intermediaries to the following categories of investors (“Eligible Investors”);

•	An investor participating in a wrap program or other fee-based program sponsored by a financial intermediary;
•	An investor participating in a no-load network or platform sponsored by a financial intermediary where Federated has entered into an agreement with the intermediary;
•
A trustee/director, employee or former employee of the Fund, the Adviser, the Distributor and their affiliates; an immediate family member of these individuals, or a trust, pension or profit-sharing plan for these individuals;

•	An employer-sponsored retirement plan;
•	A trust institution investing on behalf of its trust customers;
•	An investor purchasing Shares through a financial intermediary other than pursuant to an Eligible Investor arrangement described above;
•	An investor, other than a natural person, purchasing Shares directly from the Fund;
•	An investor (including a natural person) who owned Shares as of December 31, 2008;
•
Without regard to the initial investment minimum, an investor who acquired Institutional Shares pursuant to the terms of an agreement and plan of reorganization which permits the investor to acquire such Shares; and

•
Without regard to the initial investment minimum, in connection with an acquisition of an investment management or advisory business, or related investment services, products or assets, by Federated or its investment advisory subsidiaries, an investor (including a natural person) who (1) becomes a client of an investment advisory subsidiary of Federated or (2) is a shareholder or interest holder of a pooled investment vehicle or product that becomes advised or subadvised by a Federated investment advisory subsidiary as a result of such an acquisition other than as a result of a fund reorganization transaction pursuant to an agreement and plan of reorganization.

The principal underwriter and financial intermediaries may receive payments for distribution and/or administrative services under a Rule 12b-1 Plan and financial intermediaries may also receive shareholder service fees for services provided.  In connection with this basic arrangement, Institutional Shares will bear the following fees and expenses:

Fees and Expenses	Maximum Amount Allocated Institutional Shares
Sales Load	None

Contingent Deferred Sales Charge ("CDSC")	None
Shareholder Service Fee	As set forth in the attached Schedule
12b-1 Fee	As set forth in the attached Schedule
Other Expenses	Itemized expenses incurred by the Fund with respect to holders of Institutional Shares as described in Section 3 of the Plan

2.           CONVERSION AND EXCHANGE PRIVILEGES

For purposes of Rule 18f-3, Institutional Shares have the following conversion rights and exchange privileges at the election of the shareholder:

Conversion Rights:	None
Exchange Privilege:
Institutional Shares may be exchanged for Institutional Shares of any other Federated fund or share class that does not have a stated sales charge or contingent deferred sales charge, except Class A Shares of Liberty U.S. Government Money Market Trust and Class K Shares.

In any exchange, the shareholder shall receive shares having the same aggregate net asset value as the shares surrendered, unless Class A Shares or Class F Shares which are subject to a CDSC are being exchanged, in which case the CDSC fee will be imposed as if the Class A Shares or Class F Shares had been redeemed.  Exchanges to any other Class shall be treated in the same manner as a redemption and purchase.

SCHEDULE OF FUNDS
OFFERING INSTITUTIONAL SHARES

The Funds set forth on this Schedule each offer Institutional Shares on the terms set forth in the Institutional Shares Exhibit to the Multiple Class Plan, in each case as indicated below.  The 12b-1 fees indicated are the maximum amounts authorized based on the average daily net asset value.  Actual amounts accrued may be less.

Multiple Class Company Series	12b-1 Fee	Shareholder Service Fee

Federated Equity Funds:
Federated Mid Cap Growth Strategies Fund	None	None

Multiple Class Company Series	12b-1 Fee	Shareholder Service Fee
Money Market Obligations Trust:
California Municipal Cash Trust	None	0.25%
Florida Municipal Cash Trust	0.25%	0.25%
Government Obligations Fund	None	0.25%
Government Obligations Tax-Managed Fund	None	0.25%
Michigan Municipal Cash Trust	None	0.25%
Minnesota Municipal Cash Trust	None	0.25%
Municipal Obligations Fund	None	0.25%
New Jersey Municipal Cash Trust	None	0.25%
New York Municipal Cash Trust	None	0.25%
Ohio Municipal Cash Trust	None	0.25%
Pennsylvania Municipal Cash Trust	None	0.25%
Prime Cash Obligations Fund	None	0.25%
Prime Management Obligations Fund	None	0.25%
Prime Obligations Fund	None	0.25%
Prime Value Obligations Fund	None	0.25%
Tax-Free Obligations Fund	None	0.25%
Treasury Obligations Fund	None	0.25%
U.S. Treasury Cash Reserves	None	0.25%
Virginia Municipal Cash Trust	None	0.25%